                                  EXHIBIT 21.1

                             Subsidiaries of Bancorp

        Columbia Bancorp's wholly-owned subsidiaries as of December 31, 1998 were Columbia River Bank, Valley Community Bank, and Valley Community Mortgage Services, Inc.